Prospectus Supplement No. 3	Filed Pursuant to Rule 424(b)(7)
(to Prospectus dated February 2, 2007)	Registration No. 333-140430

$1,725,000,000 1.75% Convertible Senior Notes due 2011
$1,725,000,000 1.75% Convertible Senior Notes due 2013

This prospectus supplement supplements the prospectus dated February 2, 2007, as supplemented by prospectus supplements dated February 9, 2007 and February 16, 2007, relating to the resale by certain selling securityholders of our 1.75% Convertible Senior Notes due 2011 (the “2011 notes”) and 1.75% Convertible Senior Notes due 2013 (the “2013 notes,” and together with the 2011 notes, the “notes”) and the shares of our common stock issuable upon conversion of the notes.  The prospectus dated February 2, 2007, as supplemented by prospectus supplements dated February 9, 2007 and February 16, 2007, is referred to herein as the “prospectus.”

You should read this prospectus supplement in conjunction with the prospectus.  This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes or supplements the information contained in the prospectus.

Investing in the notes and our common stock issuable upon conversion of the notes involves risks that are described in the “Risk Factors” section of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 23, 2007.

SELLING SECURITYHOLDERS

The information in the prospectus in the table under the caption “Selling Securityholders” is amended by:

•                  replacing the information included therein regarding the selling securityholders identified in the first column of the “Revised Information Regarding Selling Securityholders” table below with the information set forth in the “Revised Information Regarding Selling Securityholders” table below; and

•                  adding the information in the below “Additional Selling Securityholders” table regarding certain selling securityholders.

The information set forth below is based on information previously provided by or on behalf of the named selling securityholders.  Information concerning the selling securityholders may change from time to time. The selling securityholders may from time to time offer and sell any or all of the securities under the prospectus (as amended and supplemented hereby).  Because the selling securityholders are not obligated to sell the notes or any shares of common stock issuable upon conversion of the notes, we cannot estimate the amount of the notes or how many shares of common stock that the selling securityholders will hold upon consummation of any such sales. In addition, since the date on which a selling securityholder provided this information to us, such selling securityholder may have sold, transferred or otherwise disposed of all or a portion of its notes or common shares issuable upon conversion of its notes.

Unless described in the prospectus under the caption “Selling Securityholder” (as amended and supplemented hereby), based upon information previously provided by the selling securityholders, none of the selling securityholders beneficially owns in excess of 1% of our outstanding common stock.

Except as noted in the prospectus under the caption “Selling Securityholder” (as amended and supplemented hereby), based upon the information previously provided by the selling securityholders, none of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

Revised Information Regarding Selling Securityholders

	Principal amount of 2011 notes beneficially	Principal amount of 2013 notes beneficially	Number of Shares of Common Stock
Name (1)	owned and offered hereby	owned and offered hereby	Beneficially Owned (2)(3)	Offered Hereby (2)
Aristeia International Limited (6)	$19,323,000	$93,423,000	7,012,553	7,012,553
Aristeia Partners LP (6)	3,177,000	15,077,000	1,135,359	1,135,359
Blue Cross Blue Shield of Arizona (7)	655,000	—	40,740	40,740
Delta Airlines Master Trust (8)	1,455,000	575,000	126,262	126,262
Lehman Brothers Inc. (4)(9)	6,000,000	13,500,000	1,212,857	1,212,857
UBS (Lux) Bond Sicav Convert Global USD B (5)(10)	895,000	—	55,667	55,667
UBS (Lux) IF Global Convertible Bonds (5)(10)	26,400,000	—	1,642,022	1,642,022

Additional Selling Securityholders

	Principal amount of 2011 notes beneficially	Principal amount of 2013 notes beneficially	Number of Shares of Common Stock
Name (1)	owned and offered hereby	owned and offered hereby	Beneficially Owned (2)(3)	Offered Hereby (2)
ATSF — Transamerica Convertible Securities (5)(11)	$4,500,000	$5,500,000	621,978	621,978
Aventis Pension Master Trust (12)	360,000	—	22,391	22,391
Boilermakers — Blacksmith Pension Trust (12)	2,125,000	—	132,170	132,170
CALAMOS Convertible Fund — CALAMOS Investment Trust (12)	3,800,000	—	236,352	236,352
CALAMOS Global Growth & Income Fund — CALAMOS Investment Trust (12)	4,500,000	—	279,890	279,890
CALAMOS Growth & Income Fund — CALAMOS Investment Trust (12)	62,000,000	—	3,856,264	3,856,264
CALAMOS Growth & Income Portfolio — CALAMOS Advisors Trust (12)	350,000	—	21,769	21,769
Calyon S/A (5)(13)	5,000,000	—	341,499	310,989
CEMEX Pension Plan (12)	190,000	—	11,818	11,818
CIBC World Markets Corp. (4)	244,000	—	15,176	15,176
City of Birmingham Retirement & Relief System (12)	800,000	—	49,758	49,758
City of Knoxville Pension System (12)	251,000	—	15,612	15,612
Delta Pilots Disability and Survivorship trust (12)	475,000	—	29,544	29,544
Dorinco Reinsurance Company (12)	1,050,000	—	65,308	65,308
Elite Classic Convertible Arbitrage Ltd. (14)	—	840,000	52,246	52,246
Genesee County Employee’s Retirement System (12)	900,000	—	55,978	55,978
GLG Market Neutral Fund (15)	25,000,000	—	1,554,945	1,554,945
Greek Catholic Union of the USA (12)	180,000	—	11,196	11,196
Greenwich International, Ltd. (5)(16)	—	5,000,000	350,289	310,989
HealthNow New York, Inc. (12)	400,000	—	24,879	24,879
IDEX — Transamerica Convertible Securities Fund (5)(11)	2,750,000	3,500,000	388,736	388,736
Jackson County Employees’ Retirement System (12)	450,000	—	27,989	27,989
Jefferies and Company (5)	—	500,000	31,099	31,099
Knoxville Utilities Board Retirement System (12)	160,000	—	9,952	9,952
Louisiana Workers’ Compensation Corporation (12)	205,000	—	12,751	12,751
Macomb County Employees’ Retirement System (12)	375,000	—	23,324	23,324
Marsh & McLennan Companies, Inc. U.S. Retirement Plan — Value (17)(18)	—	560,000	123,931	34,831
NORCAL Mutual Insurance Company (12)	775,000	—	48,203	48,203
North Dakota State Investment Board (12)	760,000	—	47,270	47,270
Oakwood Assurance Company Ltd. (12)	51,000	—	3,172	3,172
Oakwood Healthcare Inc. Endowment / A & D (12)	10,000	—	622	622

	Principal amount of 2011 notes beneficially	Principal amount of 2013 notes beneficially	Number of Shares of Common Stock
Name (1)	owned and offered hereby	owned and offered hereby	Beneficially Owned (2)(3)	Offered Hereby (2)
Oakwood Healthcare Inc. Funded Depreciation (12)	105,000	—	6,531	6,531
Oakwood Healthcare Inc. — OHP (12)	15,000	—	933	933
Oakwood Healthcare Inc. Pension (12)	268,000	—	16,669	16,669
Oakwood Healthcare Inc. — Professional Liability (12)	11,000	—	684	684
Oakwood Healthcare Inc. — Working Capital (12)	36,000	—	2,239	2,239
Port Authority of Allegheny County Consolidated Trust Fund (12)	68,000	—	4,229	4,229
Port Authority of Allegheny County Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Amalgamated Transit Union (12)	500,000	—	31,099	31,099
Prisma Foundation (12)	140,000	—	8,708	8,708
Putnam Convertible Income — Growth Trust (17)	—	10,000,000	621,978	621,978
Putnam Equity Income Fund (17)(19)	—	11,240,000	2,446,903	699,103
Putnam Variable Trust — Putnam VT Equity Income Fund (17)(20)	—	700,000	154,778	43,538
Road Carriers Local 707 (5)(11)	85,000	65,000	9,330	9,330
SCI Endowment Care Common Trust Fund — Regions Bank (12)	172,000	—	10,698	10,698
SCI Endowment Care Common Trust Fund — SunTrust Bank (12)	67,000	—	4,167	4,167
SCI Endowment Care Common Trust Fund — US Bank, NA (12)	39,000	—	2,426	2,426
SPT (12)	1,400,000	—	87,077	87,077
Stonebridge Life Insurance (5)(11)	285,000	715,000	62,198	62,198
The Dow Chemical Company Employees’ Retirement Plan (12)	2,200,000	—	136,835	136,835
Transamerica Life Insurance and Annuities Corp. (5)(11)	10,800,000	13,600,000	1,517,626	1,517,626
Transamerica Occidental Life (5)(11)	700,000	800,000	93,297	93,297
Union Carbide Retirement Account (12)	1,150,000	—	71,527	71,527
United Food and Commercial Workers Local 1262 and Employers Pension Fund (12)	244,000	—	15,176	15,176
Univar USA Inc. Retirement Plan (12)	575,000	—	35,764	35,764

(1)             Information concerning other selling securityholders will be set forth in supplements to this prospectus supplement from time to time, if required.

(2)             Includes shares of common stock issuable upon conversion of notes, assuming conversion of all the named selling securityholder’s notes at the initial conversion rate of 62.1978 shares of common stock per $1,000 principal amount at maturity of the notes.  This conversion rate is subject to adjustment, however, as described under “Description of Notes — Conversion Rights — Conversion Rate Adjustments” in the prospectus.  As a result, the number of shares of common stock issuable upon conversion of the notes beneficially owned and offered by the named selling securityholder may increase or decrease in the future.

(3)             In addition to shares of common stock issuable upon conversion of the notes as described in footnote (1), also includes shares of common stock identified to us by the selling securityholder as owned by it.

(4)             The selling securityholder is a broker-dealer.

(5)             The selling securityholder is an affiliate of a broker-dealer.

(6)             This amount reflects an increase in the principal amount of 2013 notes previously listed in the prospectus of (i) $ 5,899,000 for Aristeia Partners LP and (ii) $37,601,000 for Aristeia International Limited.  Aristeia Partners LP has indicated that Aristeia Advisors LLC is its general partner.  Aristeia International Limited has indicated that Aristeia Advisors LLC is its investment manager. Each of Aristeia Partners LP and Aristeia International Limited has indicated that Aristeia Advisors LLC is jointly owned by Kevin Toner, Robert H. Lynch, Jr., Anthony Frascella and William R. Techar.

(7)             This amount reflects an increase of $360,000 in the principal amount of 2011 notes previously listed in the prospectus for Blue Cross Blue Shield of Arizona.  Blue Cross Blue Shield of Arizona has indicated that Nicholas Calamos, Chief Investment Officer of Calamos Advisors LLC, exercises voting or investment power over $360,000 of the 2011 notes and common stock issuable upon the conversion of the notes held by it.

(8)             This amount reflects an increase of $1,000,000 in the principal amount of 2011 notes previously listed in the prospectus for Delta Airlines Master Trust.  Delta Airlines Master Trust has indicated that (i) Ann Houlihan of Froley-Revy Investment Company Inc. exercises voting or investment power over $455,000 of the 2011 notes and common stock issuable upon the conversion of the notes and $575,000 of the 2013 notes and common stock issuable upon the conversion of the notes, and (ii) Nicholas Calamos, Chief Investment Officer of Calamos Advisors LLC, exercises voting or investment power over $1,000,000 of the 2011 notes and common stock issuable upon the conversion of the notes held by it.

(9)             This amount reflects an increase of $6,500,000 in the principal amount of 2013 notes previously listed in the prospectus for Lehman Brothers Inc.  Lehman Brothers Inc. was an initial purchaser of notes in the private placement offering.

(10)       This amount reflects an increase in the principal amount of 2011 notes previously listed in the prospectus of (i) $100,000 for UBS (Lux) Bond Sicav Convert Global USD B and (ii) $2,500,000 for UBS (Lux) IF Global Convertible Bonds.  An affiliate to each of UBS (Lux) Bond Sicav Convert Global USD B and UBS (Lux) IF Global Convertible Bonds was an initial purchaser of notes in the private placement offering.

(11)       Each of ATSF — Transamerica Convertible Securities, IDEX — Transamerica Convertible Securities Fund, Road Carriers Local 707, Stonebridge Life Insurance, Transamerica Life Insurance and Annuities Corp. and Transamerica Occidental Life has indicated that Kirk Kim and Peter Lopez are its investment officers and exercise voting or investment power over the notes and common stock issuable upon the conversion of the notes held by such selling securityholder.

(12)       Each of Aventis Pension Master Trust, Boilermakers — Blacksmith Pension Trust, CALAMOS Convertible Fund — CALAMOS Investment Trust, CALAMOS Global Growth & Income Fund — CALAMOS Investment Trust, CALAMOS Growth & Income Fund — CALAMOS Investment Trust, CALAMOS Growth & Income Portfolio — CALAMOS Advisors Trust, CEMEX Pension Plan, City of Birmingham Retirement & Relief System, City of Knoxville Pension System, Delta Pilots Disability and Survivorship trust, Dorinco Reinsurance Company, Genesee County Employee’s Retirement System, Greek Catholic Union of the USA, HealthNow New York,  Inc., Jackson County Employees’ Retirement System, Knoxville Utilities Board Retirement System, Louisiana Workers’ Compensation Corporation, Macomb County Employees’ Retirement System, NORCAL Mutual Insurance Company, North Dakota State Investment Board, Oakwood Assurance Company Ltd., Oakwood Healthcare Inc. Endowment / A & D, Oakwood Healthcare Inc. Funded Depreciation, Oakwood Healthcare Inc. — OHP, Oakwood Healthcare Inc. Pension,

Oakwood Healthcare Inc. — Professional Liability, Oakwood Healthcare Inc. — Working Capital, Port Authority of Allegheny County Consolidated Trust Fund, Port Authority of Allegheny County Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Amalgamated Transit Union, Prisma Foundation, SCI Endowment Care Common Trust Fund — Regions Bank, SCI Endowment Care Common Trust Fund — SunTrust Bank,  SCI Endowment Care Common Trust Fund — US Bank,  NA, SPT, The Dow Chemical Company Employees’ Retirement Plan, Union Carbide Retirement Account, United Food and Commercial Workers Local 1262 and Employers Pension Fund and Univar USA Inc. Retirement Plan has indicated that Nicholas Calamos, Chief Investment Officer of Calamos Advisors LLC, exercises voting or investment power over the notes and common stock issuable upon the conversion of the notes held by such selling securityholder.

(13)       Shares listed as beneficially owned by Calyon S/A in the table above include 30,510 shares of our common stock that Calyon S/A has indicated are beneficially owned by it.

(14)       Elite Classic Convertible Arbitrage Ltd. has indicated that Nathaniel Brown and Robert Richardson exercise voting or investment power over the notes and common stock issuable upon the conversion of the notes held by it.

(15)       GLG Market Neutral Fund has indicated that (i) it is a publicly owned company listed on the Irish Stock Exchange, (ii) GLG Partners LP, an English limited partnership, acts as the investment manager of the fund and has voting and dispositive power over the notes and common stock issuable upon conversion of the notes held by GLG Market Neutral Fund, (iii) the general partner of GLG Partners LP is GLG Partners Limited, an English limited company, (iv) the shareholders of GLG Partners Limited are Noam Gottesman, Pierre Lagrange, Jonathan Green, Philippe Jabre and Lehman Brothers (Cayman) Limited, a subsidiary of Lehman Brothers Holdings, Inc., a publicly-held entity, (v) the managing directors of GLG Partners Limited are Noam Gottesman, Pierre Lagrange and Emmanual Roman and, as a result, each has voting and dispositive power over the notes and common stock issuable upon conversion of the notes held by GLG Market Neutral Fund and (vi) GLG Partners LP, GLG Partners Limited, Noam Gottesman, Pierre Lagrange and Emmanual Roman disclaim beneficial ownership of the notes and the common stock issuable upon conversion of the notes held by GLG Market Neutral Fund, except for their pecuniary interest therein.

(16)       Shares listed as beneficially owned by Greenwich International, Ltd. in the table above include 39,300 shares of our common stock that Greenwich International, Ltd. has indicated are beneficially owned by it.

(17)       Each of Marsh & McLennan Companies, Inc. U.S. Retirement Plan — Value, Putnam Convertible Income — Growth Trust, Putnam Equity Income Fund and Putnam Variable Trust — Putnam VT Equity Income Fund has indicated that it is managed by Putnam Investment Management, LLC, or The Putnam Advisory Company LLC, both of which, through a series of holding companies, are owned by Marsh & McLennan Companies, Inc., a publicly owned corporation.

(18)       Shares listed as beneficially owned by Marsh & McLennan Companies, Inc. U.S. Retirement Plan — Value in the table above include 89,100 shares of our common stock that Marsh & McLennan Companies, Inc. U.S. Retirement Plan — Value has indicated are beneficially owned by it.

(19)       Shares listed as beneficially owned by Putnam Equity Income Fund in the table above include 1,747,800 shares of our common stock that Putnam Equity Income Fund has indicated are beneficially owned by it.

(20)       Shares listed as beneficially owned by Putnam Variable Trust — Putnam VT Equity Income Fund in the table above include 111,240 shares of our common stock that Putnam Variable Trust — Putnam VT Equity Income Fund has indicated are beneficially owned by it.